SPONSORED RESEARCH AGREEMENT FY06-ORA3-06
MODIFICATION NO. 2

For Valuable Consideration, the receipt and sufficiency of which are acknowledged by the parties, the Sponsored Research Agreement (hereinafter referred to as "SRA Agreement") dated July 15, 2005, between the Board of Regents of the University of Oklahoma, an education agency of the State of Oklahoma, (hereinafter referred to as "University") and 3DICON Corporation, an Oklahoma corporation with principal offices at P O Box 470941, Tulsa, Oklahoma 74147-0941, (hereinafter referred to as "Sponsor"), as amended by Modification No 1, is hereby further amended as follows:

SECTION 3. PERIOD OF PERFORMANCE

3.1 The Period of Performance will be: July 15, 2005 through March 31, 2007.

SECTION 4. COSTS, BILLINGS AND OTHER SUPPORT

4.1 Unless this Agreement or the Project is terminated before the expiration of the Period of Performance, for the services, reports, and other items to be delivered hereunder Sponsor shall pay University a fixed price in the amount of Five Hundred Seventy-Eight Thousand Eight Hundred Forty-Three Dollars and 00/00 cents ($578,843.00) without interest, as follows: upon execution of this contract, Sponsor shall pay University Five Hundred Dollars and 00/00 cents ($500.00); on or before November 10, 2005, Sponsor shall pay University Seventy-Five Thousand and Ninety-Seven Dollars and 33/00 cents ($75,097.33); on or before January 15, 2006, Sponsor shall pay University Seventy-Five Thousand Five Hundred Ninety-Seven Dollars and 33/00 cents ($75,597.33); on or before April 15, 2006, Sponsor shall pay University Seventy-Five Thousand Five Hundred Ninety-Seven Dollars and 3.3/00 cents ($75,597.33); and on or before each of the following dates: December 31, 2006, January .31, 2007, February 28, 2007 and March 31, 2007, Sponsor shall pay University the sum of Eighty-Eight Thousand Twelve Dollars and 76/100 cents ($88,012.76), University agrees to incur expenses primarily in accordance with the cost estimate included in First Supplement to Appendix B ("Budget"), a copy of which is attached to this Modification No, 2, which by reference is made a part hereof for all purposes. If Sponsor terminates this Agreement prior to the expiration of the Period of Performance, it shall pay all amounts due and owing the University through the date of termination including all non-cancel able commitments for equipment; provided, that any equipment Sponsor has financed as of the date of termination shall be transferred to Sponsor

Appendix A is amended to add the terms and provisions attached to this Modification No. 2 and identified as "First Supplement to Appendix A".

Except as amended by this Modification and by Modification No, 1, all other terms and conditions of the SRA Agreement remain unchanged.

Parties have agreed by mutual consent to the modifications listed above and have so indicated through the execution of this agreement.

3DICON CORPORATION	THE BOARD OF REGENTS OF THE UNIVERSITY OF OKLAHOMA

BY:
	TITLE:	Services

DATE:

READ AND UNDERSTOOD:

First Supplement to Appendix A.

Investigation of 3-Bimensional Display Technologies

A Proposal for Supplemental Funds to:

3D Icon Corporation Attn; Martin Keating
P.O. Box 470941
Tulsa, OK 74147-0941
Phone: 918-492-5082
FAX: 918-492-5367

Submitted by:

James J, Sluss, Jr., Pramode K, Verma and Monte P.. Tull
School of Electrical & Compute: Engineering
University of Oklahoma

August 30, 2006

Proposal for Supplemental Funds

Project Title; Investigation of 3 -Dimensional Display Technologies

Sponsor: 3DIcon Corporation

OU Projects: 125573300

Project Period: 7/15/05-I/14/07

Supplement: 9/1/06-1/14/07

Summary

OU is currently pursuing research under an established Sponsored Research Agreement with 3DIcon Corporation in the area of 3-dimensional display technologies, The goals of this research ate: to produce patentable and/or copyrightable intellectual property; to produce proof- of-concept technology that demonstrates the viability of the intellectual property; and, to assess opportunities for manufacturing technological products in Oklahoma. To date, three provisional patent applications have been submitted as a result of the research, as well as the preparation of a full utility patent application that is near to submission.

With the consent and direction of the sponsor, the OU team has begun to pursue the development of fluorescent nanoparticles by engaging with Dr. Gerard Newman and Dr Martina Dreyer of 'the School of Chemical, Biological, and Materials Engineering Early laboratory results on the synthesis of these new nanopaiticles are encouraging However, supplemental funds are required to support the ongoing participation of our new research collaborators for both salaries and project materials.

In addition, again with the consent and direction of the sponsor, the OU team has begun the fabrication of two prototype swept-volume displays that are the topic of an invention disclosure filed with the OU Office of Technology Development and of the soon-to-be-filed utility patent application, A portion of the supplemental funds will go toward the support of the prototype fabrication activities.

Budget Justification

The bulk of the budget for this supplemental request goes to support the salaries, fringe and IDC for Dr., Gerard Newman, Dr, Martina Dreyer, and Dr., Hakki Refai, Dr Refai's salary was initially covered by the original project budget, but a portion of budgeted salary funds were reallocated to allow us to bring Dr Dreyer onto the project at the beginning of the summer - thus the need to replenish sufficient funds to see our commitment to Dr. Refai through to the end of 2006. The remaining request of $11,623 for equipment will go toward fabrication of the swept-volume display prototypes,

Please note: it is not an improper deduction to reduce an employee's accrued vacation, personal or other forms of paid time off for full or partial day absences for personal reasons, sickness or disability.

(Note to Employer: This should not appear if the employer does not have a bonajlde sickness or disability policy that provides for wage replacement benefits)

To Report Concerns or Obtain More Information

If you have questions about deductions from your pay, please immediately contact Human Resources If you believe you have been subject to any improper deductions or your pay does not accurately reflect your hours worked, you should immediately report the matter to your supervisor, If the supervisor is unavailable or if you believe it would be inappropriate to contact that person (or if you have not received a prompt and fully acceptable reply), you should immediately contact [Identify Contact Name}, the Director of Human Resources at [Identify, Contact Phone Number], [Identify Contact Name and Phone Number], or any other supervisor in the company with whom you feel comfortable. If you are unsure of whom to contact if you have not received a satisfactory response within five business days after1 reporting the incidents please immediately contact [Identify Contact Name and Phone Number].,

Every report will be fully investigated and corrective action will be taken where appropriate, up to and including discharge for any employee(s) who violates this policy., In addition, the Company will not allow any form of retaliation against individuals who report alleged violations of this policy or: who cooperate in the Company's investigation of such reports Retaliation is unacceptable, and any form of retaliation in violation of this policy will result in disciplinary action, up to and including discharge.

First Supplement to Appendix B
DETAIL BUDGET Year 1

"Travel expenses will be reimbursed at federal rates, state rates, or specified rates, as appropriate	Revised 5/10/2005